Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 100 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust:Fidelity Fund and Fidelity Fifty of our reports dated August 4, 1997 on the financial statements and financial highlights included in the June 30, 1997 Annual Reports to Shareholders of Fidelity Fund and Fidelity Fifty.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
August 15, 1997